Exhibit 99.1

 Albany Molecular Research, Inc. Announces Preliminary Fourth Quarter
                      and Full Year 2004 Results

    ALBANY, N.Y.--(BUSINESS WIRE)--March 3, 2005--Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported preliminary financial results for the quarter and year ending December 31, 2004. AMRI's preliminary fourth quarter results include contract revenue that is consistent with the company's previously issued financial guidance. Results are preliminary pending completion of the company's year-end financial statement and internal controls audit by its independent registered public accounting firm, PricewaterhouseCoopers LLP. These audits will be completed prior to the issuance of the company's 2004 Annual Report on Form 10-K with the Securities and Exchange Commission, which the company expects to occur on or before March 16, 2005.

    Fourth Quarter 2004 Preliminary Results

    Total revenue for the fourth quarter of 2004 was $46.1 million, a decrease of 11% compared to total revenue of $52.0 million in the fourth quarter of 2003.
    Total contract revenue for the fourth quarter of 2004 was $33.9 million, a decrease of 13% compared to total contract revenue of $39.0 million during the fourth quarter of 2003. Total contract revenue encompasses revenue from AMRI's large scale manufacturing, development and small scale manufacturing, and discovery services.
    Contract revenue for large scale manufacturing in the fourth quarter of 2004 was $20.6 million, a decrease of 2% compared to $21.0 million during the fourth quarter of 2003. Contract revenue from development and small scale manufacturing services in the fourth quarter of 2004 was $6.3 million, an increase of 6% from $6.0 million in the fourth quarter of 2003. Contract revenue for discovery services in the fourth quarter of 2004 was $7.0 million, a decrease of 42% from $12.0 million during the fourth quarter of 2003.
    Recurring royalties from Allegra in the fourth quarter of 2004 were $12.2 million, a 6% decrease from $13.0 million in the fourth quarter of 2003. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    During the fourth quarter of 2004, AMRI recorded a charge of $1.3 million, or $0.04 per diluted share, related to the impairment of an equity investment in a privately owned drug discovery company, as well as a pre-tax charge of $1.0 million, or $0.02 per diluted share, related to restructuring costs associated with the closing of the company's Mount Prospect Research Center (MPRC) near Chicago, IL. Including these two charges, the company had net income under U.S. GAAP in the fourth quarter of 2004 of $3.4 million, or $0.11 per diluted share, compared to net income in the fourth quarter of 2003 of $10.4 million, or $0.32 per share on a diluted basis. Excluding the equity impairment and Mount Prospect charges, which total $0.06 per diluted share, net income for the fourth quarter of 2004 on an adjusted basis was $5.4 million, or $0.17 per diluted share. For a reconciliation of earnings as reported to earnings as adjusted for the fourth quarter of 2004, please see Table 1 at the end of this press release.
    Cash flow from operations was $17 million for the three months ended December 31, 2004, compared to $13 million for the same period in 2003.
    AMRI Chairman, Chief Executive Officer and President Thomas E. D'Ambra, Ph.D. said, "The fourth quarter brings to a close what was a challenging year for AMRI. Contract services, under pressure from weakened demand, declined each quarter throughout the year, when compared to the corresponding quarter in 2003. Royalties from Allegra declined from 2003 as expected, although the decline was not as deep as many had anticipated. In spite of this difficult environment, several favorable trends emerged. Although revenues in discovery services were down significantly from 2003, demand for chemical development and cGMP manufacturing remained strong, as contract revenue in this area of the business in the second half of the year increased significantly over 2003 revenues. Our large scale manufacturing business at Organichem, excluding long term supply agreements with Amersham and Sanofi-Aventis, increased 41% relative to 2003. AMRI's diversification of services helped us favorably weather a difficult period."
    D'Ambra added, "As we close out 2004 and look forward in 2005, many signs point to an end to the fall-off in business and a stabilization of the outsourcing environment. As we look ahead, we are optimistic that 2005 will see a slow return to growth in our services business, and the forward progress we have continued to make in our research investments will start to yield visible returns. With our global expansion into Singapore, and the addition of a range of cost models to our service offerings, as well as our diversified and integrated chemistry services platform, AMRI is positioned to take advantage of opportunities that exist at all stages of the drug discovery and development process."

    Full Year 2004 Preliminary Results

    Total revenue for the twelve-month period ending December 31, 2004 was $169.5 million, a decrease of 14% compared to $196.3 million during 2003.
    Total contract revenue for the full year 2004 was $121.6 million, a decrease of 16% compared to $144.7 million for the comparable period in 2003.
    Contract revenue for large scale manufacturing in 2004 was $68.1 million, a decrease of 14% compared to $79.1 million in 2003. Contract revenue for development and small scale manufacturing in 2004 was $23.2 million, slightly higher than $23.1 million in 2003. Contract revenue for AMRI's discovery services in 2004 was $30.3 million, a decrease of 29% compared to $42.5 million in 2003.
    Recurring royalty revenue for the full year 2004 was $48.0 million, a decrease of 7% compared to $51.7 million during 2003.
    Net loss under U.S. GAAP for 2004 was $11.7 million, or $(0.37) per basic and diluted share, which includes charges totaling $31.2 million, or ($0.98) per diluted share. Excluding these charges, net income in 2004 on an adjusted basis was $19.5 million, or $0.61 per diluted share. For a reconciliation of earnings as reported to earnings as adjusted for the full year 2004, please see Table 1 at the end of this press release.

    Positive trends during 2004 include the following:

    -- An increase by 22% in the number of projects performed for customers in 2004, compared to 2003.

    -- An increase by 41% in large scale manufacturing revenue from sources other than legacy customers.

    -- AMRI's large scale manufacturing division is currently producing active ingredients for nine different compounds in Phase III clinical trials.

    Liquidity and Capital Resources

    At December 31, 2004, AMRI had cash, cash equivalents and investments of $134 million, compared to $123 million at September 30, 2004 and $125 million at December 31, 2003. The net increase of $11 million in cash, cash equivalents and investments in the fourth quarter of 2004 was due primarily to cash generated from operations of $17 million, partially offset by $6 million in purchases of property plant and equipment and $1 million in principal repayments on outstanding debt. Total debt at December 31, 2004 was $53 million, compared to $54 million at September 30, 2004. Total common shares outstanding, net of treasury shares, at December 31, 2004 were 31,865,016.

    Earnings Guidance

    Chief Financial Officer Mark T. Frost provided financial guidance for the first quarter and full year 2005. Mr. Frost said, "We expect our earnings for the first half of 2005 to be favorably impacted by the timing of shipments to the largest customer at the company's large scale manufacturing division. The customer has accelerated its delivery schedule, resulting in an anticipated shift to the first half of the year of contract revenue that had originally been anticipated to be recorded over the full year 2005. As a result, we expect contract revenue at our large scale manufacturing division to increase significantly during the first half of the year and decrease significantly in the second half, compared to 2004 levels."
    Mr. Frost continued, "We are projecting diluted earnings per share in the first quarter of 2005 to range from $0.10 to $0.12. We project corporate contract revenue in the first quarter of 2005 to range from $31 to $34 million. In the absence of guidance from Sanofi-Aventis, royalties from sales of Allegra in the first quarter of 2005 are presumed to decline by as much as 10% from the first quarter of 2004. This number could be revised based on guidance yet to be issued from Sanofi-Aventis."
    Mr. Frost noted that the company intends to begin expensing stock options in the third quarter of 2005, in accordance with new accounting regulations. The impact on diluted earnings per share for 2005 is expected to be $0.02 per quarter, or $0.04 for the full year 2005. This impact is reflected in the company's full year 2005 guidance. "For the full year 2005, we are projecting diluted earnings per share to range from $0.45 to $0.50. We project corporate contract revenue to range from $126 million to $132 million, an increase of 3% to 8% from 2004 levels. In the absence of guidance from Sanofi-Aventis, royalties from sales of Allegra are expected to decline from 7% to 10% compared to 2004 and range from $43 to $45 million," he said.

    Recent Highlights

    Recent noteworthy events at AMRI include the following:

    -- The renewal of a drug discovery research agreement with Eli Lilly and Company.

    -- The creation of a Singapore-based wholly owned subsidiary, Albany Molecular Research Singapore Research Centre, Pte Ltd., with the expectation of offering fee-for-service chemistry technologies to customers beginning in the first half of 2005.

    -- A research collaboration with Alcon Research, Ltd. utilizing AMRI's natural product collections, high throughput screening and custom chemical synthesis services. In addition to fee-for-service provisions, the contract includes opportunities for AMRI to receive downstream milestone and royalty payments.

    -- The renewal of fee-for-service contracts with three other major pharmaceutical companies to provide medicinal chemistry support in a number of therapeutic areas.

    Full-Year 2004 Announcements

    During 2004, AMRI made a number of noteworthy announcements, including the following:

    -- The restructuring of several scientific departments, culminating with the appointment of Michael P. Trova, Ph.D. to oversee the company's customer-based chemistry services business, and Bruce J. Sargent, Ph.D. to oversee the company's drug discovery platform.

    -- The appointment of Mark T. Frost as chief financial officer. Mr. Frost spent five years as vice president of finance for Smith & Nephew Endoscopy, and previously spent 14 years in progressively responsible positions at General Electric Company.

    -- The relocation of the company's biosciences technologies to Albany and the subsequent closing of its Mount Prospect
        Research Center, near Chicago.

    --  A three-year contract with the National Institute on Drug
        Abuse (NIDA) to manufacture under cGMP guidelines potential treatments for substance abuse.

    --  A new three-year contract with the International Chemical
        Workers Union local 61-C (ICWU), which represents 105 employees at AMRI's Organichem subsidiary.

    Sarbanes Oxley Section 404 Update

    In connection with the company's year-end certification of its internal controls over financial reporting, the company is evaluating its internal controls, as required by Section 404 of the Sarbanes Oxley Act. AMRI expects management's assessment and the internal control audit by its independent registered public accounting firm to be completed in mid-March prior to the filing of the company's Form 10-K with the Securities and Exchange Commission. AMRI expects that its independent registered public accounting firm will issue a clean, unqualified opinion on the company's December 31, 2004 financial statements contained in the company's 2004 Annual Report on Form 10-K.
    With regard to internal controls, based upon testing performed to date, certain control deficiencies have been identified at the company's large scale manufacturing facility. These deficiencies relate to the company's inventory accounting processes, including the process for identifying reserves for excess and obsolete inventory, the process for analyzing the amortization period for deferred inventory variances, and the process for the transfer of accumulated unbilled project costs to cost of revenue.
    AMRI's management has concluded that these above-described deficiencies constitute material weaknesses as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. Management, with the oversight of the Audit Committee of the Board of Directors, has begun to address these control deficiencies and is committed to effectively remediating these deficiencies as expeditiously as possible. Although the company's remediation efforts are underway, management will be unable to conclude that AMRI's internal controls over financial reporting were effective as of December 31, 2004. As a result, the company believes that its independent registered public accounting firm will issue an adverse opinion on the company's internal controls in the company's 2004 Annual Report on Form 10-K. The deficiencies described above are the only material weaknesses identified to date in connection with the company's year-end assessment of internal controls.
    "AMRI has been devoting significant resources to assessing and strengthening its internal controls in the context of its Sarbanes Oxley Section 404 review" Mr. Frost said. "The deficiencies identified above result from isolated incidents of control deficiencies, not misconduct. Every effort is being made to remediate these deficiencies in the first half of 2005."

    Fourth Quarter Conference Call

    The company will hold a conference call at 3:00 p.m. Eastern Time on March 3, 2005 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-299-7098 (for domestic calls) or 617-801-9715 (for international calls) at 2:45 p.m. and reference the AMRI Fourth Quarter 2004 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 5:00 p.m. on March 3, 2005. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code # 21400932. In addition, replays of the call will be available for twelve months on the company's website at www.albmolecular.com/investor/.
    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the first quarter of 2005 and for the full year 2005, the expectation that the company will receive an unqualified audit opinion on its financial statements, the possibility that the company may have additional deficiencies and/or material weaknesses in its internal controls over financial reporting and the potential impact on the company's reported results for the fourth quarter of 2004 and for the full year 2004, the possibility that the completion of the company's year end audit by its independent public accounting firm is delayed and/or results in adjustments to the preliminary results for the fourth quarter of 2004 and for the full year 2004, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2005, the expected level of contract revenues for AMRI for the first quarter of 2005 and for the full year 2005, expected future sales of Allegra, the company's ability to commence operations in Singapore and India consistent with the company's budget and schedule. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Sanofi-Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004, as amended by the Form 10-K/A filed on November 8, 2004, and the company's other SEC filings. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

    Reconciliation of Earnings per Share/Table 1

    To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses which management believes are outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP.

                                                                 4th
                                                     Full Year Quarter
                                                        2004    2004
                                                     -------- --------
Net (loss) income, as reported                       ($11,691) $3,434
  Asset impairment charges (1)                        $26,054      --
  BMS warrant issuance expense (2)                     $2,108      --
  Mount Prospect restructuring charges (3)             $1,757    $680
  Equity investment impairment charge (4)              $1,300  $1,300
                                                     -------- --------
Net income, as adjusted                               $19,528  $5,414
                                                     ======== ========


                                                                 4th
                                                     Full Year Quarter
                                                        2004    2004
                                                       ------- -------
(Loss) earnings per diluted share, as reported         ($0.37)  $0.11

    --  Asset impairment charges (1)                    $0.81      --
    --  BMS warrant issuance expense (2)                $0.07      --
    --  Mount Prospect restructuring charges (3)        $0.06   $0.02
    --  Equity investment impairment charge (4)         $0.04   $0.04
                                                       ------- -------
Earnings per diluted share, as adjusted                 $0.61   $0.17
                                                       ======= =======

(1) Asset impairment charges include charges recorded in the second quarter of 2004 related to the impairment of natural product and chemical library inventories, goodwill and related fixed assets and intangible assets.
(2) BMS warrant issuance expense includes the charge related to the fair value of warrants issued to Bristol-Myers Squibb in the first quarter of 2004 in connection with a 2002 agreement whereby BMS transferred intellectual property to AMRI, providing AMRI with ownership of one of BMS's preclinical drug candidates, along with patent applications covering Attention Deficit Hyperactivity Disorder (ADHD) and central nervous system indications.
(3) Mount Prospect restructuring charges include costs related to the closure and relocation of operations from our Mount Prospect facility recorded in the second, third and fourth quarters of 2004.
(4) Equity investment impairment charge includes an impairment of an equity investment in a privately owned drug discovery company recorded in the fourth quarter of 2004.


                    Albany Molecular Research, Inc.
                 Consolidated Statements of Operations
                              (unaudited)

(Dollars in thousands, except per share data)

                                   Three Months        Year Ended
                                       Ended
                                    December 31,       December 31,
                                 ----------------- -------------------
                                   2004     2003     2004       2003
                                 -------- -------- --------- ---------

Contract revenue                 $33,917  $39,046  $121,554  $144,667
Recurring royalties               12,187   12,982    47,973    51,682
                                 -------- -------- --------- ---------
       Total revenue              46,104   52,028   169,527   196,349
                                 -------- -------- --------- ---------

Cost of contract revenue          26,940   24,559    96,932   101,753
Write-down of library
 inventories                           -        -     5,974         -
                                 -------- -------- --------- ---------
       Total cost of contract
        revenue                   26,940   24,559   102,906   101,753

Technology incentive award         1,211    1,300     4,789     5,183
Research and development           5,453    5,866    23,887    22,466
Selling, general and
 administrative                    6,639    4,840    22,812    20,318
Property and equipment
 impairment                            -        -     4,728         -
Goodwill impairment                    -        -    14,494         -
Intangible asset impairment            -        -     3,541         -
Restructuring charge                 528        -     1,184         -
                                 -------- -------- --------- ---------
        Total costs and expenses  40,771   36,565   178,341   149,720
                                 -------- -------- --------- ---------

Income (loss) from operations      5,333   15,463    (8,814)   46,629

Equity in loss of unconsolidated
 affiliates                            -     (161)      (65)     (239)
Interest (expense) income, net        38      126       317       785
Loss on equity investment         (1,274)       -    (1,274)        -
Other income (expense), net          (27)     258       (18)      403
                                 -------- -------- --------- ---------
Income (loss) before income tax
 expense                           4,070   15,686    (9,854)   47,578

Income tax expense                   636    5,314     1,837    16,714
                                 -------- -------- --------- ---------

Net income (loss)                 $3,434  $10,372  $(11,691)  $30,864
                                 ======== ======== ========= =========

Basic earnings (loss) per share   $ 0.11  $  0.32  $  (0.37)  $  0.97
                                 ======== ======== ========= =========

Diluted earnings (loss) per
 share                            $ 0.11  $  0.32  $  (0.37)  $  0.95
                                 ======== ======== ========= =========



                    Albany Molecular Research, Inc.
               Condensed Consolidated Balance Sheet Data
                              (unaudited)

(Dollars in thousands)

                                                   December 31,
                                             ------------------------
                                                 2004        2003
                                             ------------ -----------
 Assets
Current assets:
   Cash and cash equivalents                     $72,971     $47,437
   Investment securities, available-for-sale      60,778      77,191
   Accounts receivable, net                       14,263      18,261
   Royalty income receivable                      12,178      12,970
   Inventories                                    32,415      34,292
   Unbilled services                                  21         248
   Property, plant and equipment held for
    sale                                           5,627           -
   Prepaid expenses and other current assets       3,893       5,125
                                             ------------ -----------
        Total current assets                     202,146     195,524
                                             ------------ -----------

Property, plant and equipment, net               145,753     146,639

Other assets:
   Goodwill                                       25,747      40,241
   Intangible assets and patents, net              1,201       4,864
   Equity investments in unconsolidated
    affiliates                                       956       2,191
   Other assets                                    1,089       1,357
                                             ------------ -----------
        Total other assets                        28,993      48,653
                                             ------------ -----------

Total assets                                    $376,892    $390,816
                                             ============ ===========

    Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable and accrued expenses         $14,289     $12,844
   Deferred revenue                                2,089       1,179
   Accrued pension benefits                          631       2,500
   Income taxes payable                              846         884
   Current installments of long-term debt          4,526       4,521
                                             ------------ -----------
        Total current liabilities                 22,381      21,928
                                             ------------ -----------

Long-term liabilities:
   Long-term debt, excluding current
    installments                                  48,603      53,129
   Deferred income taxes                           6,997      10,394
   Pension and postretirement benefits             3,139       2,844
   Other long-term liabilities                       296         586
                                             ------------ -----------
Total liabilities                                 81,416      88,881
                                             ------------ -----------

Commitments and contingencies

Stockholders' equity
   Common stock, $0.01 par value, 50,000
    shares
    authorized, 33,942 issued in 2004 and
     33,694
    issued in 2003                                   340         337
   Additional paid-in capital                    189,608     184,365
   Retained earnings                             142,816     154,507
   Accumulated other comprehensive loss             (117)       (103)
                                             ------------ -----------
                                                 332,647     339,106
   Less treasury shares at cost, 2,077
    shares                                       (37,171)    (37,171)
                                             ------------ -----------
        Total stockholders' equity               295,476     301,935
                                             ------------ -----------

Total liabilities and stockholders' equity      $376,892    $390,816
                                             ============ ===========

    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279